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                                                                     EXHIBIT 4.4

                            STERLING BANCSHARES, INC.
                   2003 STOCK INCENTIVE AND COMPENSATION PLAN

SECTION  1. PURPOSE OF THE PLAN

         The Sterling Bancshares, Inc. 2003 Stock Incentive and Compensation Plan (the "Plan") is intended to promote the interests of Sterling Bancshares, Inc., a Texas corporation (the "Company"), by encouraging Employees, Consultants and Directors to acquire or increase their equity interest in the Company and to provide a means whereby they may develop a sense of proprietorship and personal involvement in the development and financial success of the Company, and to encourage them to remain with and devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its stockholders. The Plan is also contemplated to enhance the ability of the Company and its Subsidiaries to attract and retain the services of individuals who are essential for the growth and profitability of the Company. The Plan also permits the Company to pay all or part of the Directors' annual retainer and meeting fees in shares of Common Stock in lieu of cash.

SECTION 2. DEFINITIONS

         As used in the Plan, the following terms shall have the meanings set forth below:

         "Award" shall mean an Option, Restricted Stock, Performance Award, Phantom Shares, Bonus Shares, or Other Stock-Based Award.

         "Award Agreement" shall mean any written or electronic agreement, contract, instrument or document evidencing any Award, which may, but need not, be executed or acknowledged by a Participant.

         "Board" shall mean the Board of Directors of the Company.

         "Bonus Shares" shall mean an award of Shares granted pursuant to
Section 6(d) of the Plan.

         "Change of Control" shall mean, and shall be deemed to have occurred:

         (i) if any Person, other than any benefit plan of the Company, directly or indirectly, becomes the beneficial owner (as defined in Section 13(d) of the Exchange Act) of securities representing 35% or more of the combined voting power of the Company's then-outstanding securities, but excluding any such acquisition pursuant to a merger, consolidation or similar business combination involving the Company; or

         (ii) upon the consummation of a merger, consolidation, or similar business combination involving the Company, other than any such transaction which results in at least 75% of the total voting power represented by the voting


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         securities of the surviving entity (or the parent entity thereof)
         outstanding immediately after such transaction being beneficially owned by at least 75% of the holders of the outstanding voting securities of the Company immediately prior to the transaction with the voting power of each such continuing holder relative to other such continuing holders not being substantially altered in the transaction; or

         (iii) upon the Board or the stockholders of the Company approving a plan of complete or substantially complete liquidation of the Company; or

         (iv) upon the consummation of the sale, lease, or disposition by the Company of 50% or more of the total assets of the Company in one or a series of related transactions; or

         (v) upon the individuals who constitute the Board as of the 2003 Annual Meeting of the Stockholders ("Incumbent Board") ceasing for any reason to constitute at least a majority of the members of the Board, provided that any person becoming a director after the effective date of the Plan whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board (other than any individual whose initial assumption of office occurs as a result of either (a) an actual or threatened election contest or (b) an actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board) shall be, for purposes of this Plan, considered as though such person were a member of the Incumbent Board.

         "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations thereunder.

         "Committee" shall mean the Human Resources Programs Committee of the Board or any other committee of the Board designated, from time to time, by the Board to act as the Committee under the Plan.

         "Consultant" shall mean any individual who is not an Employee or a member of the Board and who provides consulting, advisory or other similar services to the Company or a Subsidiary, including, without limitation, advisory directors and members of the Business Development Board.

         "Director" shall mean any member of the Board who is not an Employee.

         "Director Fees" shall mean the annual retainer, chair fees and meeting fees earned by a Director for services during a calendar year or part thereof.

         "Employee" shall mean any employee of the Company or a Subsidiary.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         "Fair Market Value" shall mean, as of any applicable date, the closing sales price for a Share on the Nasdaq Stock Market for the immediately preceding date as reported

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by Bloomberg Financial Markets, or any other reporting service approved by the
Committee, unless the Shares are listed on a national securities exchange, in which case it shall mean the closing sales price on such exchange for the immediately preceding date as reported by Bloomberg Financial Markets or any other reporting service approved by the Committee; provided, however, that if Shares shall not have been quoted or traded on such applicable date, Fair Market Value shall be determined based on the next preceding date on which they were quoted or traded, or, if deemed appropriate by the Committee, in such other manner as it may deem appropriate. In no event shall the Fair Market Value of any Share be less than its par value. In the event the Shares are not publicly traded at the time a determination of its Fair Market Value is required to be made hereunder, the determination of Fair Market Value shall be made in good faith by the Committee.

         "Incentive Stock Option" or "ISO" shall mean an option granted under
Section 6(a) of the Plan that is intended to qualify as an "incentive stock option" under Section 422 of the Code or any successor provision thereto.

         "Non-Qualified Stock Option" or "NQO" shall mean an option granted under Section 6(a) of the Plan that is not intended to be an Incentive Stock Option.

         "Option" shall mean an Incentive Stock Option or a Non-Qualified Stock Option.

         "Other Stock-Based Award" shall mean an award granted pursuant to
Section 6(f) of the Plan that is not otherwise specifically provided for in another paragraph of Section 6 and the value of which is based in whole or in part upon the value of a Share.

         "Participant" shall mean any Employee, Consultant or Director granted an Award under the Plan.

         "Performance Award" shall mean any right granted under Section 6(c) of the Plan.

         "Person" shall mean individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or other entity.

         "Phantom Shares" shall mean an Award of the right to receive Shares issued at the end of a Restricted Period which is granted pursuant to Section 6(e) of the Plan.

         "Restricted Period" shall mean the period established by the Committee with respect to an Award during which the Award either remains subject to forfeiture or is not exercisable by the Participant.

         "Restricted Stock" shall mean any Share, prior to the lapse of restrictions thereon, granted under Section 6(b) of the Plan.

         "Rule 16b-3" shall mean Rule 16b-3 promulgated by the SEC under the Exchange Act, or any successor rule or regulation thereto as in effect from time to time.

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         "SEC" shall mean the Securities and Exchange Commission, or any successor thereto.

         "Shares" or "Common Shares" or "Common Stock" shall mean the common stock of the Company, $1.00 par value, and such other securities or property as may become the subject of Awards of the Plan.

         "Subsidiary" shall mean any "subsidiary corporation" of the Company as defined in Section 424 of the Code.

SECTION 3. ADMINISTRATION.

         The Plan shall be administered by the Committee. A majority of the Committee shall constitute a quorum, and the acts of the members of the Committee who are present at any meeting thereof at which a quorum is present, or acts unanimously approved by the members of the Committee in writing, shall be the acts of the Committee. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of Shares to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of any Award;
(v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vi) interpret and administer the Plan and any instrument or agreement relating to an Award made under the Plan; (vii) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (viii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the company, any Subsidiary, any Participant, any holder or beneficiary of any Award, any stockholder and any other Person. The Committee may, subject to any applicable law, regulatory, securities exchange or other similar restrictions, delegate to one or more officers of the Company, the authority to grant Awards to Employees and Consultants who are not subject to
Section 16(b) of the Exchange Act. The Committee may impose such limitations and restrictions, in addition to any required restrictions/limitations, as the Committee may determine in its sole discretion. Any grant made pursuant to such a delegation shall be subject to all of the provisions of the Plan concerning this type of Award.



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SECTION 4. SHARES AVAILABLE FOR AWARDS.

         (a) Shares Available. Subject to adjustment as provided in Section 4(c), the number of Shares with respect to which Awards may be granted under the Plan shall be 2,150,000. If an Award is forfeited or otherwise lapses, expires, terminates or is canceled without the delivery of Shares, then the Shares covered by such Award, to the extent of such forfeiture, expiration, lapse, termination or cancellation, shall again be Shares with respect to which Awards may be granted. Shares withheld by the Company to satisfy tax withholding or other payment obligations shall be considered "constructively" delivered under the Plan and shall not again be available for future Awards.

         (b) Sources of Shares Deliverable Under Awards. Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or of treasury Shares.

         (c) Adjustments. In the event of a stock dividend or stock split with respect to Shares, the number of Shares with respect to which Awards may be granted, the number of Shares subject to outstanding Awards, the grant or exercise price with respect to outstanding Awards and the individual annual grant limits with respect to Awards (other than dollar denominated Awards) automatically shall be proportionately adjusted, without action by the Committee; provided, however, such automatic adjustment shall be evidenced by written addendums to the Plan and Award Agreements prepared by the Company and, with respect to Options, shall be in accordance with the Treasury Regulations concerning Incentive Stock Options. Further, in the event that the Committee determines that any distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, reorganization, merger, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Shares (or other securities or property) with respect to which Awards may be granted, (ii) the number and type of Shares (or other securities or property) subject to outstanding Awards, and (iii) the grant or exercise price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award; provided that the number of Shares subject to any Award denominated in Shares shall always be a whole number.

SECTION 5. ELIGIBILITY.

         Any Employee, Consultant or Director shall be eligible to be designated a Participant by the Committee.

SECTION 6. AWARDS.

         (a) Options. Subject to the provisions of the Plan, the Committee shall have the authority to determine Participants to whom Options shall be granted, the number of


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Shares to be covered by each Option, the purchase price therefor and the conditions and limitations applicable to the exercise of the Option, including the following terms and conditions and such additional terms and conditions, as the Committee shall determine, that are not inconsistent with the provisions of the Plan.

         (i) Exercise Price. The purchase price per Share purchasable under an Option shall be determined by the Committee at the time the Option is granted, but shall not be less than the Fair Market Value per Share on the effective date of such grant.

         (ii) Time and Method of Exercise. The Committee shall determine and provide in the Award Agreement the time or times at which an Option may be exercised in whole or in part, and the method or methods by which, and the form or forms (which may include, without limitation, cash, check acceptable to the Company, Shares already-owned for more than six months, a "cashless-broker" exercise (through procedures approved by the Company), other securities or other property, a note, or any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price) in which payment of the exercise price with respect thereto may be made or deemed to have been made.

         (iii) Incentive Stock Options. An Incentive Stock Option may be granted only to an individual who is employed by the Company or any parent or subsidiary corporation (as defined in section 424 of the Code) at the time the Option is granted and must be granted within 10 years from the date the Plan was approved by the Board or the shareholders, whichever is earlier. To the extent that the aggregate Fair Market Value (determined at the time the respective Incentive Stock Option is granted) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by an individual during any calendar year under all incentive stock option plans of the Company and its parent and subsidiary corporations exceeds $100,000, such Incentive Stock Options shall be treated as Options which do not constitute Incentive Stock Options. The Committee shall determine, in accordance with applicable provisions of the Code, Treasury Regulations and other administrative pronouncements, which of a Participant's Incentive Stock Options will not constitute Incentive Stock Options because of such limitation and shall notify the Participant of such determination as soon as practicable after such determination. No Incentive Stock Option shall be granted to an individual if, at the time the Option is granted, such individual owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of its parent or subsidiary corporation, within the meaning of section 422(b)(6) of the Code, unless (i) at the time such Option is granted the option price is at least 110% of the Fair Market Value of the Common Stock subject to the Option and (ii) such Option by its terms is not exercisable after the expiration of five years from the date of grant. An Incentive Stock Option shall not be transferable otherwise than by will or the laws of descent and distribution, and shall be exercisable during the Participant's lifetime only by such Participant or the Participant's guardian or legal representative. The terms of any Incentive Stock Option granted under the Plan shall comply in all respects

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          with the provisions of Section 422 of the Code, or any successor provision, and any regulations promulgated thereunder.

         (iv) Limits. Subject to adjustment pursuant to Section 4(c), no Participant may receive Options with respect to more than 200,000 Shares during any calendar year.

         (b) Restricted Stock. Subject to the provisions of the Plan, the Committee shall have the authority to determine the Participants to whom Restricted Stock shall be granted, the number of Shares of Restricted Stock to be granted to each such Participant, the duration of the Restricted Period during which, and the conditions, including the performance criteria, if any, under which the Restricted Stock may be forfeited to the Company, and the other terms and conditions of such Awards.

         (i) Dividends. Dividends paid on Restricted Stock may be paid directly to the Participant, may be subject to risk of forfeiture and/or transfer restrictions during any period established by the Committee or sequestered and held in a bookkeeping cash account (with or without interest) or reinvested on an immediate or deferred basis in additional shares of Common Stock, which credit or shares may be subject to the same restrictions as the underlying Award or such other restrictions, all as determined by the Committee in its discretion, as provided in the Award Agreement.

         (ii) Registration. Any Restricted Stock may be evidenced in such manner as the Committee shall deem appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of Restricted Stock granted under the Plan, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock.

         (iii) Forfeiture and Restrictions Lapse. Except as otherwise determined by the Committee or the terms of the Award Agreement that granted the Restricted Stock, upon a Participant's termination (as determined under criteria established by the Committee) for any reason during the applicable Restricted Period, all Restricted Stock shall be forfeited by the Participant and re-acquired by the Company. The Committee may, when it finds that a waiver would be in the best interests of the Company, waive in whole or in part any or all remaining restrictions with respect to such Participant's Restricted Stock, provided, however, if the Award is intended to qualify as performance based compensation under Section 162(m) of the Code, such waiver may be only upon a termination due to death or disability. Unrestricted Shares, evidenced in such manner a the Committee shall deem appropriate, shall be issued to the holder of Restricted Stock promptly after the applicable restrictions have lapsed or otherwise been satisfied.


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         (iv) Transfer Restrictions. During the Restricted Period, Restricted
         Stock will be subject to the limitations on transfer as provided in
         Section 6(g)(ii).

         (v) Limits. Subject to adjustment pursuant to Section 4(c), the maximum number of Shares of Restricted Stock that may be granted to any Participant during any year shall not exceed 200,000 Shares.

         (c) Performance Awards. The Committee shall have the authority to determine the Participants who shall receive a Performance Award, which shall be denominated as a cash amount at the time of grant and confer on the Participant the right to receive payment of all or part of such Award upon the achievement of such performance goals during such performance periods as the Committee shall establish with respect to the Award.

         (i) Terms and Conditions. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the performance goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award and the amount of any payment to be made pursuant to any Performance Award.

         (ii) Payment of Performance Awards. Performance Awards may be paid (in cash and/or in Shares, in the sole discretion of the Committee) in a lump sum or in installments following the close of the performance period, in accordance with procedures established by the Committee with respect to such Award.

         (iii) Limit. The maximum amount of all Performance Awards that may be paid to any Participant during any year shall not exceed $2,000,000. To the extent the amount of the earned Performance Award(s) payable to a Participant in any year exceeds $2,000,000, such excess shall be carried over and paid to such Participant as soon as practicable at such future time or times, subject to the $2,000,000 annual payment limit, until paid in full; provided, however, any such carried over amounts shall be paid in full upon a Change of Control or a termination due to death or disability of the Participant.

         (d) Bonus Shares. The Committee shall have the authority, in its discretion, to grant Bonus Shares to Participants. Each Bonus Share shall constitute a transfer of an unrestricted Share to the Participant, without other payment therefor.

         (e) Phantom Shares. The Committee shall have the authority to grant Awards of Phantom Shares to Participants upon such terms and conditions as the Committee may determine.

         (i) Terms and Conditions. Each Phantom Share Award shall constitute an agreement by the Company to issue or transfer a specified number of Shares or pay an amount of cash equal to the Fair Market Value of a specified number of Shares, or a combination thereof to the Participant in the future, subject to the fulfillment during the Restricted Period of such conditions, including performance objectives, if any, as the Committee may specify at the date of grant.

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         During the Restricted Period, the Participant shall not have any right to transfer any rights under the subject Award, shall not have any rights of ownership in the Phantom Shares and shall not have any right to vote such shares.

         (ii) Dividends. Any Phantom Share award may provide, in the discretion of the Committee, that any or all dividends or other distributions paid on Shares during the Restricted Period be credited in a cash bookkeeping account (with or without interest) or that equivalent additional Phantom Shares be awarded, which account or shares may be subject to the same restrictions as the underlying Award or such other restrictions as the Committee may determine.

         (iii) Limit. Subject to adjustment pursuant to Section 4(c), the maximum number of Phantom Shares that may be awarded to any Participant during any year shall not exceed 200,000 Phantom Shares.

         (f) Other Stock-Based Awards. The Committee may also grant to Participants an Other Stock-Based Award, which shall consist of a right which is an Award denominated or payable in, valued in whole or in party by reference to, or otherwise based on or related to, Shares as is deemed by the Committee to be consistent with the purposes of the Plan, which may include stock appreciation rights, whether paid in Shares or cash. Subject to the terms of the Plan, the Committee shall determine the terms and conditions of any such Other Stock-Based Award. Subject to adjustment pursuant to Section 4(c), the maximum number of Shares with respect to which a Participant may be granted an Other Stock-Based Award during any year shall not exceed 200,000 Shares.

         (g) General.

         (i) Awards May Be Granted Separately or Together. Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, any other Award granted under the Plan or any award granted under any other plan of the Company or any Subsidiary. Awards granted in addition to or in tandem with other Awards or awards granted under any other plan of the Company or any Subsidiary may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

         (ii) Limits on Transfer of Awards.

                  (A) Except as provided in (C) below, each Award, and each right under any Award, shall be exercisable only by the Participant during the Participant's lifetime, or if permissible under applicable law, by the Participant's guardian or legal representative as determined by the Committee.

                  (B) Except as provided in (C) below, no Award and no right under any such Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant otherwise than (i) by will or by the laws of descent and distribution or (ii) pursuant to a

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                  qualified domestic relations order, and any such purported prohibited assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Subsidiary.

                  (C) To the extent specifically approved in writing by the Committee, an Award (other than an Incentive Stock Option) may be transferred to immediate family members or related family trusts, limited partnerships or similar entities or other Persons on such terms and conditions as the Committee may establish or approve.

         (iii) Terms of Awards. The term of each Award shall be for such period as may be determined by the Committee; provided, that in no event shall the term of any Award exceed a period of 10 years from the date of its grant.

         (iv) Share Certificate. All certificates for Shares or other securities of the Company or any Subsidiary delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the SEC, any stock exchange upon which such Shares or other securities are then listed, and any applicable federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

         (v) Consideration for Grants. Awards may be granted for no cash consideration or for such consideration as the Committee determines including, without limitation, such minimal cash consideration as may be required by applicable law.

         (vi) Deliver of Shares or other Securities and Payment by Participant of Consideration. No Shares or other securities shall be delivered pursuant to any Award until payment in full of any amount required to be paid pursuant to the Plan or the applicable Award Agreement (including, without limitation, any exercise price or tax withholding) is received by the Company. Such payment may be made by such method or methods and in such form or forms as the Committee shall determine, including, without limitation, cash, Shares, other securities, other Awards or other property, withholding of Shares, cashless exercise with simultaneous sale, or any combination thereof, provided that the combined value, as determined by the Committee, of all cash and cash equivalents and the Fair Market Value of any such Shares or other property so tendered to the Company, as of the date of such tender, is at least equal to the full amount required to be paid pursuant to the plan or the applicable Award Agreement to the Company.

         (vii) Performance Criteria. The Committee shall establish performance goals applicable to those Awards, the payment of which is intended by the Committee to qualify as "performance-based compensation" as described in Section 162(m)(4)(C) of the Code. The performance goals shall be based upon the

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          attainment of such target levels of net income, cash flows, return on equity, profits, stock price, return on assets, loans, deposits, earnings per Share and classified on nonperforming loans as may be specified by the Committee. Such targets (other than stock price and earnings per Share) may be expressed in terms of the Company, a Subsidiary, division, business unit, or a bank office, as determined by the Committee. The performance measures shall be subject to adjustment for changes in accounting standards required by the Financial Accounting Standards Board after the goal is established, and, to the extent provided for in the Award Agreement, shall be subject to adjustment for specified significant extraordinary items or events. In this regard, performance goals based on stock price shall be proportionately adjusted for any changes in the price due to a stock split. Performance measures may be absolute, relative to one or more other companies, or relative to one or more indexes, and may be contingent upon future performance of the Company or any Subsidiary, division, or department thereof. A performance goal need not be based upon an increase or positive result under a business criterion and could, for example, be based upon limiting economic losses or maintaining the status quo. Which factor or factors to be used with respect to any grant, and the weight to be accorded thereto if more than one factor is used, shall be determined by the Committee, in its sole discretion, at the time of grant.

SECTION 7. AMENDMENT AND TERMINATION.

         Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Award Agreement or in the Plan:

         (i) Amendments to the Plan. The Board or the Committee may amend, alter, suspend, discontinue, or terminate the Plan without the consent of any stockholder, Participant, other holder or beneficiary of an Award, or other Person; provided, however, notwithstanding any other provision of the Plan or any Award Agreement, without the approval of the stockholders of the Company (i) no such amendment, alteration, suspension, discontinuation, or termination shall be made that would increase the total number of Shares available for Awards under the Plan, except as provided in Section 4(c) of the Plan, or (ii) permit the exercise price of any outstanding Option that is "underwater" to be reduced or for an "underwater" Option to be cancelled and replaced with a new Award, if such action would result in a charge to the Company's financial earnings.

         (ii) Amendments to Awards. Subject to clause (i) above, the Committee may waive any conditions or rights under, amend any terms of, or alter any Award theretofore granted, provided no change in any Award shall adversely affect the rights of a Participant under the Award without the consent of such Participant. Notwithstanding the foregoing, with respect to any Award intended to qualify as performance-based compensation under Section 162(m) of the Code, no adjustment other than an acceleration of vesting or payment upon the Participant's death, disability or Change of Control, shall be authorized to the extent such adjustment would cause the Award to fail to so qualify.



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SECTION  8. DIRECTOR FEES PAID IN STOCK/DEFERRAL OF DIRECTORS FEES.

         (a) Payment in Stock. The Committee may elect from time to time to pay all or a portion of the Director Fees in shares of Common Stock rather than in cash. Such election shall be made prior to the payment date for which such election shall be effective. An election by the Committee shall be effective only for a specified payment date, i.e., each separate payment of Directors Fees must be separately approved by the Committee. Payments in shares shall be subject to the following:

         (i) The number of shares of Common Stock issued to a Director upon such an election shall be equal to the amount of the Director Fees that otherwise would have been paid to the Director in cash, divided by the Fair Market Value of a share of Common Stock on the day on which the Director Fees would otherwise have been paid in cash. Only whole numbers of shares of Common Stock shall be issued; any fractional Share shall be paid in cash. If the election to pay in Shares is only for a portion of the Directors Fees, the remaining portion of the Director Fees shall be paid in cash at the time the Director Fees would normally be paid by the Company.

         (ii) Any shares of Common Stock issued to a Director as payment of Director Fees shall be deemed to be fully paid and non-assessable shares of Common Stock on the date of issuance and shall not be subject to forfeiture.

         (b) Elective Deferrals. Prior to the beginning of any year (or, with respect to a person who is first appointed or elected a Director during a year, within 30 days after becoming a Director), a Director may elect that all or a designated percentage of his or her Director Fees to be earned for that year (or, with respect to a new Director who elects within such 30-day period, Director Fees earned after making the deferral election) shall be deferred until the earlier of (i) his or her termination from the Board or (ii) the first business day of any year specified in the election. For purposes of this Section 8(b), all current Directors shall be deemed new Directors first elected on the date of the annual shareholders meeting in 2003. Deferral elections shall be subject to the following:

         (i) deferral elections shall become irrevocable on the January 1 of the deferral year (or when made during the initial 30-day period by a new Director);

         (ii) a separate deferral election must be made for each year with respect to which Director Fees are to be deferred;

         (iii) deferral elections shall be made in such form and manner as may be provided by the Company in its discretion;

         (iv) deferred amounts shall be credited to the Participant, pursuant to his deferral election, either (1) in a number of Phantom Shares determined by dividing the amount of Director Fees deferred on such date by the Fair Market Value of a Share on such date or (2) a cash bookkeeping account, credited with "interest" at the prime rate from time to time as provided by the Committee;

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         (v) during the period the Director holds such Phantom Shares, the
         Phantom Shares shall be credited with an amount equal to any dividends and other distributions made on Shares during such period, with such equivalent amount being credited in the form of additional Phantom Shares;

         (vi) a Director's Phantom Shares or deferred bookkeeping cash amount, including credited earnings or interest thereon, shall be 100% vested at all times;

         (vii) a Director's Phantom Shares shall be payable solely in Shares in a single lump sum, with any fractional Phantom Share paid in cash; and

         (viii) a Director's deferred bookkeeping cash amount shall be payable solely in cash in a single lump sum.

SECTION 9. CHANGE OF CONTROL.

         Notwithstanding any other provision of this Plan to the contrary, in the event of a Change of Control all outstanding Awards automatically shall become fully vested on such Change of Control (or such earlier time as may be established by the Committee), all restrictions, if any, with respect to such Awards shall lapse, including, without limitation, any service, longevity or other employment requirements, and all performance criteria, if any, with respect to such Awards shall be deemed to have been met in full to the maximum extent without regard to any proration provisions in such Award or Award Agreement.

         In addition to, or in lieu of, any other provision of the Plan, the Committee may provide that all Options and/or similar awards not exercised upon or prior to a Change of Control shall (x) terminate on such Change of Control (unless such Change of Control is described in clause (v) of the definition of Change of Control), (y) be assumed by the successor (or a parent thereof) in any such merger or other corporate transaction, or (z) be surrendered in exchange for equivalent substitute Awards (with the same material terms as the surrendered Award, including 100% vesting) from the successor (or a parent thereof). Notwithstanding the foregoing, no Option that is "underwater" may be cancelled unless the Company pays the Optionee an amount in cash equal to the Black-Scholes value of such Option, determined as if such Option were to continue until the expiration of its original term.

SECTION 10. GENERAL PROVISIONS.

         (a) No Rights to Awards. No Participant or other Person shall have any claim to be granted any Award, there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards and the terms and conditions of Awards need not be the same with respect to each recipient.

         (b) Tax Withholding. The Company or any Subsidiary is authorized to withhold from any Award, from any payment due or transfer made under any Award or from any compensation or other amount owing to a Participant the amount (in cash, Shares, or other property) of any applicable taxes required to be withheld by the

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Company or Subsidiary in respect of the Award, its exercise, the lapse of restrictions thereon, or any payment or transfer under the Award and to take such other action as may be necessary in the opinion of the Company to satisfy all of its obligations for the payment of such taxes. In addition, the Committee may provide, in an Award Agreement, that the Participant may direct the Company to satisfy such Participant's tax withholding obligations through the withholding of Shares otherwise to be acquired upon the exercise or payment of such Award, but only to the extent such withholding does not cause a charge to the Company's financial earnings.

         (c) No Right to Employment or Retention. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Subsidiary or under any other service contract with the Company or any Subsidiary, or to remain on the Board. Further, the Company or a Subsidiary may at any time dismiss a Participant from employment or terminate any contractual agreement or relationship with any Consultant, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan, in any Award Agreement or any other agreement or contract between the Company or a Subsidiary and the affected Participant. If a Participant's employer ceases to be a Subsidiary, such Participant shall be deemed to have terminated employment for purposes of the Plan, unless specifically provided otherwise in the Award Agreement.

         (d) Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Texas and applicable federal law.

         (e) Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

         (f) Other Laws. The Committee may refuse to issue or transfer any Shares or other consideration under an Award, permit the exercise of an Award and/or the satisfaction of its tax withholding obligation in the manner elected by the Participant, holder or beneficiary if, acting in its sole discretion, it determines that the issuance of transfer or such Shares or such other consideration, the manner of exercise or satisfaction of the tax withholding obligation might violate any applicable law or regulation, including without limitation, the Sarbanes-Oxley Act, or entitle the Company to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded or refused, as the case may be, to the relevant Participant, holder or beneficiary.

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
         (g) No Trust or Fund Created. Neither the Plan nor the Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Subsidiary and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Subsidiary pursuant to an Award, such right shall be no greater than the right of any general unsecured creditor of the Company or any Subsidiary.

         (h) No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be cancelled, terminated, or otherwise eliminated.

         (i) Headings. Headings are given to the Section and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the plan or any provision thereof.

         (j) Parachute Tax Gross-Ups. To the extent that the grant, payment, or acceleration of vesting or payment, whether in cash, Shares or other property, of any Award made to a Participant under the Plan (a "Benefit") is subject to an excise tax under Section 4999(a) of the Code or successor provision with respect to such Benefit (a "Parachute Tax"), the Company shall promptly pay such Participant an amount of cash (the "Gross-up Amount") such that the "net after-tax" Benefit received by the person, after paying all applicable Parachute Taxes (including those on the Gross-Up Amount) and all other taxes on the Gross-Up Amount, shall be equal to the "net after-tax" Benefit that such person would have received if such Person had not been subject to a Parachute Tax.

SECTION 11. EFFECTIVE DATE OF PLAN.

         The Plan shall be effective as of the date of its approval by the stockholders of the Company; no Awards may be made prior to such date. Upon the Plan becoming effective, no further grants may be made under the Company's 1994 Stock Incentive Plan or 1995 Non-Employee Director Stock Compensation Plan.

SECTION 12. TERM OF THE PLAN.

         No Award shall be granted under the Plan after the 10th anniversary of the date this Plan was first adopted by the Board. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted prior to such termination, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under such Award, shall extend beyond such termination date.





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